FOR IMMEDIATE RELEASE

May 13, 2013	For More Information Contact:
Frank Perez
Chief Financial Officer
First Financial Service Corporation
(270) 765-2131

First Financial Service Corporation Reports Improved Credit Quality

Regulatory capital ratios continue to improve

ELIZABETHTOWN, KY – May 13, 2013 – First Financial Service Corporation (the Company, NASDAQ: FFKY) today reported a net loss per diluted common share available to common stockholders of $0.03 for the quarter ended March 31, 2013, compared to a net loss per diluted common share available to common stockholders of $0.12 for the quarter ended March 31, 2012.

“Our overall goals for 2013 are to return the Company to sustained profitability, continue our progress towards problem asset resolution, and restore capital,” said President, Greg Schreacke. “We have come a long way from the peak of our credit issues and anticipate continued improvement going forward.”

FIRST QUARTER 2013 HIGHLIGHTS

•	Credit Quality Metrics

o	Classified assets were $69.1 million at March 31, 2013 compared to $75.2 million last quarter and $105.7 million for the same quarter last year.
o	Non-performing assets were $40.4 million at March 31, 2013 compared to $43.8 million last quarter and $69.7 million for the same quarter last year.
▪	Six larger relationships account for 55% of the total non-performing assets. Four of these properties, totaling $12.9 million are income producing properties.
▪	Sales contracts have been executed on several properties with a total book value of $4.9 million expected to close prior to June 30, 2013 and $3.8 million expected to close by September 30, 2013.
▪	Costs related to problem assets have declined for four consecutive quarters.
o	Allowance for loan losses to total non-performing loans was 77% at March 31, 2013 compared to 45% for the same quarter last year.
o	Annualized net charge-offs were 0.32% at March 31, 2013 compared to 0.49% for the same quarter last year.
o	Real estate acquired through foreclosure was $19.7 million at March 31, 2013 compared to $22.3 million last quarter and $30.1 million for the same quarter last year.
o	Improved credit quality resulted in a $1.0 million release of allowance reserves.

•	Bank Regulatory Capital

o	Total risk-based capital ratio for the bank improved to 12.33% at March 31, 2013 compared to 12.21% last quarter and 10.70% for the same quarter last year.
o	Tier 1 leverage ratio for the bank improved to 6.84% at March 31, 2013 compared to 6.53% last quarter and 5.90% for the same quarter last year.

•	Revenue

o	Net interest income for the quarter ended March 31, 2013 was $5.9 million compared to $8.2 million for the same quarter last year. The decrease in net interest income is mainly attributed to a decline in loan interest income of $3.2 million and a decline of $1.0 million in investment securities interest income offset by a decline in deposit interest expense costs of $1.8 million.

▪	The decline in loan interest income is mainly attributed to the decline in the average balance in loans at March 31, 2013 of $522 million with a yield of 5.30% compared to $727 million and a yield of 5.56% for the same period last year.
▪	The decline in deposit interest expense is mainly attributed to the decline in the average balance in certificates of deposits at March 31, 2013 of $448 million with a cost of 1.70% compared to $638 million with a cost of 2.18% for the same period last year.
▪	We anticipate further improvement to interest expenses related to certificates of deposits as we have approximately $135 million of these deposits that are set to mature over the next three quarters.

“We experienced a decline in our net interest income primarily due to decreases in average loan balances and loan yields offset by a decrease in average interest bearing deposits combined with continued reductions in funding costs,” said Chief Financial Officer, Frank Perez. “We anticipate modest improvement to net interest income in 2013 as we continue an aggressive push to favorably reprice or roll off maturing certificates of deposits over the next three quarters.”

First Financial Service Corporation is the parent bank holding company of First Federal Savings Bank of Elizabethtown, which was chartered in 1923. The Bank serves the needs and caters to the economic strengths of the local communities in which it operates and strives to provide a high level of personal and professional customer service. The Bank offers a variety of financial services to its retail and commercial banking customers. These services include personal and corporate banking services, and personal investment financial counseling services. Currently, the Bank serves six contiguous counties in central Kentucky through its 17 full-service banking centers.

This press release contains forward-looking statements, including statements about beliefs and expectations based on the information available to, and assumptions and estimates made by, management as of the date made. These forward-looking statements cover, among other things, anticipated future revenue, expenses, capital ratios, and the future plans and prospects of First Federal Savings Bank. For a discussion of the risks and uncertainties that may cause actual results to differ from these expectations and our other forward-looking statements, refer to First Financial Service Corporation’s 2012 Annual Report on Form 10-K, including the “Risk Factors” section, and other periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and First Financial Service Corporation undertakes no obligation to update them in light of new information or future events.

First Financial Service Corporation’s stock is traded on the Nasdaq Global Market under the symbol “FFKY.” Market makers for the stock are:

Keefe, Bruyette & Woods, Inc.	FTN Midwest Securities

J.J.B. Hilliard, W.L. Lyons Company, Inc.	Howe Barnes Investments, Inc.

Stifel Nicolaus & Company	Knight Securities, LP